Exhibit 99.2

Consolidated Financial Statements for the Nine Months Ended September 30, 2017 and 2016 of Williams Scotsman International, Inc

Williams Scotsman International, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands, including loss per share)

	Nine months ended September 30,
	2017	2016
	(Unaudited)	(Unaudited)
Revenues
Leasing and services revenue:
Modular leasing	$217,261	$214,426
Modular delivery and installation	66,580	63,637
Remote accommodations	95,332	122,363
Sales:
New units	24,491	28,902
Rental units	18,750	16,592
Total revenues	422,414	445,920
Costs
Cost of leasing and services:
Modular leasing	61,694	56,737
Modular delivery and installation	64,404	58,765
Remote accommodations	41,359	40,937
Cost of sales:
New units	17,402	19,869
Rental units	10,952	7,703
Depreciation of rental equipment	71,398	80,586
Gross profit	155,205	181,323
Expenses
Selling, general and administrative expenses	110,348	113,883
Other depreciation and amortization	9,499	10,617
Restructuring costs	3,697	2,019
Currency (gains) losses, net	(12,875)	5,803
Change in fair value of contingent consideration	—	(4,581)
Other expense, net	1,602	479
Operating income	42,934	53,103
Interest expense	86,748	71,922
Interest income	(9,752)	(7,660)
Loss before income tax	(34,062)	(11,159)
Income tax benefit	(9,630)	(5,506)
Net loss	$(24,432)	$(5,653)
Basic and diluted loss per share:	$(19.16)	$(4.43)
Average number of common shares outstanding—basic & diluted	1,275	1,275
Cash dividends declared per share	$—	$—
Net loss	$(24,432)	$(5,653)
Foreign currency translation, net of income tax expense of $1,316 and $424 for the nine months ended September 30, 2017 and 2016, respectively	8,914	2,422
Comprehensive loss	$(15,518)	$(3,231)

See the accompanying notes which are an integral part of these consolidated financial statements.

Williams Scotsman International, Inc.

Consolidated Balance Sheets

(in thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$10,816	$6,162
Trade receivables, net of allowances for doubtful accounts of $4,118 and $4,948, respectively	104,619	81,273
Inventories	8,520	9,295
Prepaid expenses and other current assets	52,909	40,778
Total current assets	176,864	137,508
Rental equipment, net	1,013,863	1,004,517
Other property, plant and equipment, net	86,242	88,514
Notes due from affiliates	337,880	256,625
Goodwill	61,226	56,811
Other intangible assets, net	150,375	153,523
Other non-current assets	4,900	1,952
Total assets	$1,831,350	$1,699,450
Liabilities
Current liabilities
Accounts payable	$62,957	$35,720
Accrued liabilities	51,556	48,618
Accrued interest	41,991	26,911
Deferred revenue and customer deposits	54,065	49,255
Current portion of long-term debt	669,576	12,151
Total current liabilities	880,145	172,655
Long-term debt	42,597	673,285
Note due to affiliates	756,591	677,240
Deferred tax liabilities	78,687	86,269
Deferred revenue and customer deposits	48,008	53,753
Other non-current liabilities	17,709	13,117
Total liabilities	1,823,737	1,676,319
Shareholders’ Equity
Common stock: $0.01 par, 2,000 shares authorized, 1,275 issued and outstanding at September 30, 2017 and December 31, 2016	—	—
Additional paid-in capital	1,569,176	1,569,176
Accumulated other comprehensive loss	(48,014)	(56,928)
Accumulated deficit	(1,513,549)	(1,489,117)
Total shareholders’ equity	7,613	23,131
Total liabilities and shareholders’ equity	$1,831,350	$1,699,450

See the accompanying notes which are an integral part of these consolidated financial statements.

Williams Scotsman International, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Nine months ended September 30,
	2017	2016
	(Unaudited)	(Unaudited)
Operating activities
Net loss	$(24,432)	$(5,653)
Adjustments for non-cash items:
Depreciation and amortization	80,897	91,203
Provision for doubtful accounts	3,381	3,384
Gain on sale of rental equipment and other property, plant and equipment	(7,700)	(8,705)
Interest receivable capitalized into notes due from affiliates	(3,915)	(2,375)
Amortization of debt issuance costs and debt discounts	11,213	8,101
Change in fair value of contingent consideration	—	(4,581)
Deferred income tax benefit	(7,683)	(4,963)
Foreign currency adjustments	(12,682)	5,342
Changes in operating assets and liabilities:
Trade receivables	(19,228)	(9,098)
Inventories	748	1,643
Prepaid expenses and other assets	(8,809)	5,605
Accrued interest receivable	(6,994)	(3,152)
Accrued interest payable	15,079	15,519
Accounts payable and other accrued liabilities	28,243	(9,724)
Deferred revenue and customer deposits	(1,217)	(14,166)
Cash flows from operating activities	46,901	68,380
Investing activities
Proceeds from sale of rental equipment	18,750	21,286
Purchase of rental equipment	(82,276)	(47,526)
Lending on notes due from affiliates	(69,939)	(13,764)
Repayments on notes due from affiliates	2,151	28,713
Proceeds from the sale of property, plant and equipment	17	1,519
Purchase of property, plant and equipment	(2,938)	(1,696)
Net cash flows from investing activities	(134,235)	(11,468)
Financing activities
Receipts from borrowings	348,609	78,829
Receipts from notes due to affiliates	75,000	—
Payment of financing costs	(10,648)	(743)
Repayment of borrowings	(319,678)	(124,713)
Repayment of notes due to affiliates	—	(8,294)
Principal payments on capital lease obligations	(1,606)	(1,129)
Net cash flows from financing activities	91,677	(56,050)
Effect of exchange rate changes on cash and cash equivalents	311	(110)
Net change in cash and cash equivalents	4,654	752
Cash and cash equivalents at beginning of period	6,162	9,302
Cash and cash equivalents at end of the period	$10,816	$10,054
Supplemental cash flow information:
Interest paid	$60,212	$48,032
Income taxes paid, net of refunds received	$(400)	$(1,254)
Capital expenditures accrued or payable	$11,773	$8,043

See the accompanying notes which are an integral part of these consolidated financial statements.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited)

(in thousands, unless stated otherwise)

1. Summary of significant accounting policies

Organization and nature of operations

Williams Scotsman International, Inc. (along with its subsidiaries, the “Company”) is a corporation incorporated in the United States (“US”) under the laws of the State of Delaware. The Company, through its operating subsidiaries, engages in the leasing and sale of mobile offices, modular buildings and storage products and their delivery and installation throughout North America and also provides full-service remote workforce accommodation solutions. The Company carries out its business activities principally under the names Williams Scotsman and Target Logistics in the US, Canada and Mexico.

The Company is an indirect majority-owned subsidiary of Algeco Scotsman Global S.à r.l. (collectively with its subsidiaries, “ASG”), a limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg. ASG is principally indirectly owned by Algeco/Scotsman Holding S.à r.l. (“Holdings”), a limited liability company incorporated under the laws of Luxembourg which is principally owned by an investment fund managed by TDR Capital LLP (“TDR”).

Basis of presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with US generally accepted accounting principles (“GAAP”) for interim financial information. They do not include all information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying consolidated financial statements contain all adjustments, which are of a normal and recurring nature, necessary to present fairly the financial position and the results of operations for the interim periods presented.

The results of operations for the nine months ended September 30, 2017 is not necessarily indicative of the operating results that may be expected for the full fiscal year ending December 31, 2017 or any future period.

These consolidated financial statements should be read in conjunction with the Company’s December 31, 2016 audited consolidated financial statements and accompanying notes thereto.

Principles of consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries that it controls due to ownership of a majority voting interest. Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date when such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the Company. All intercompany balances and transactions are eliminated.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

1. Summary of significant accounting policies (Continued)

Reclassifications

Certain amounts in the prior years’ consolidated financial statements have been reclassified to conform to the presentation used in 2017.

Uses and sources of liquidity

As part of ASG, the Company is dependent upon ASG for its financing requirements as ASG uses a centralized approach to cash management and financing of its operations. The Company’s dependence on ASG to meet its financing requirements includes the effect of ASG’s cash management, the Company’s participation in the ABL Revolver, as defined in Note 6 and amounts due to ASG or its affiliates (see Note 7). ASG’s principal sources of liquidity consist of existing cash and cash equivalents, cash generated from operations, borrowings under the ABL Revolver, and financing arrangements from TDR.

The Company anticipates that the principal uses of cash will be to fund capital expenditures, provide working capital, meet related party and external debt service requirements and finance its strategic plans. The Company will also seek to finance capital expenditures and other cash requirements in conjunction with ASG’s centralized financing approach through capital lease, sale-leaseback or other debt arrangements, including those from TDR, that provide liquidity or favorable borrowing terms, or through other means such as one or more sales of assets, to the extent that they are permitted under the terms of the Company’s existing related party and external debt arrangements.

ASG has taken a number of actions to fund its continued operations and meet its obligations. Based on ASG’s current level of operations, estimated cash generated from operations, working capital requirements, estimated capital expenditures and debt service requirements and the consideration of its existing sources of liquidity, including available cash and availability under its ABL Revolver ASG will be required to enter into additional facilities to provide liquidity or otherwise raise cash to fund its obligations, projected working capital requirements, debt service requirements, and capital spending requirements in the twelve months from the date of issuance of these financial statements. Those additional sources of liquidity include capital leases, deferral of payment of management fees to its primary equity owner, sale-leaseback or other debt arrangements, including those from its primary equity owner, or through other means such as reducing capital expenditures or additional asset sales. Management believes that the plans of ASG will not successfully mitigate the substantial doubt resulting from the maturity of its ABL Revolver and its Senior Secured Notes, as defined in Note 7, which are discussed below.

As of September 30, 2017 and December 31, 2016, ASG had an outstanding balance on the ABL Revolver, excluding deferred financing fees, of $865,620 and $853,160, respectively, which matures on July 10, 2018. As of September 30, 2017 and December 31, 2016, ASG had an outstanding balance on the Senior Secured Notes, excluding deferred financing fees, of $1,494,905 and $1,384,292, respectively, which matures on October 15, 2018. As of the date of issuance of the financial statements, no agreement has yet been concluded by ASG with the senior secured lenders to extend the maturity of the ABL or refinance the Senior Secured Notes beyond the current maturity dates. At its current leverage levels and without additional equity financing, and if earnings do not increase, ASG would be required to restructure (including by way of amendment of the maturity date) a portion of its indebtedness prior to the maturity of the ABL Revolver and Senior Secured Notes, or undertake strategic transactions that enable it to repay a material portion of its indebtedness. ASG is working to restructure its debt or undertake strategic transactions to provide sufficient liquidity to meet its financial obligations and to allow it to refinance its existing ABL Revolver and Senior Secured Notes at maturity; however, there can be no assurance that such additional financing restructuring or strategic transaction, can be obtained or completed on terms acceptable to ASG. If ASG is unable to obtain such additional financing or complete such transactions, ASG will need to reevaluate future operating plans. Accordingly, management has concluded that there is substantial doubt regarding the Company’s ability to continue as a going concern within one year after the date of issuance of the financial statements.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

1. Summary of significant accounting policies (Continued)

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of the business. The maturity of ASG’s ABL Revolver and Senior Secured Notes creates substantial doubt regarding the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Remote accommodations revenue

Remote accommodations revenue is comprised of $43,556 and $65,279 of lease revenue in the nine months ended September 30, 2017 and 2016, respectively. Remote accommodations revenue is comprised of $51,776 and $57,084 of services revenue in the nine months ended September 30, 2017 and 2016, respectively.

Loss per share

Basic loss per share (“LPS”) is calculated by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted LPS is computed similarly to basic net loss per share, except that it includes the potential dilution that could occur if dilutive securities were exercised. The Company did not have any dilutive securities outstanding in the nine months ended September 30, 2017 and 2016.

The following table is a reconciliation of net loss and weighted-average shares of common stock outstanding for purposes of calculating basic and diluted LPS for the nine months ended September 30:

	Nine months ended September 30,
	2017	2016
Numerator
Net loss	$(24,432)	$(5,653)
Denominator
Average shares outstanding—basic & diluted	1,275	1,275
Loss per share—basic & diluted	$(19.16)	$(4.43)

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

1. Summary of significant accounting policies (Continued)

Transactions

Iron Horse Transaction

On July 31, 2017, an affiliate of TDR acquired substantially all the assets, and assumed certain liabilities, of Iron Horse Managing Services, LLC and Iron Horse Ranch Yorktown, LLC (together, “Iron Horse Ranch”). Concurrently with the acquisition, the TDR affiliate entered into certain agreements with Target Logistics, pursuant to which Target Logistics will manage Iron Horse Ranch.

Agreement to Sell North American Modular Business and ABL amendment

On August 21, 2017, ASG announced that it and certain of its subsidiaries have entered into a definitive agreement (the “Stock Purchase Agreement”) with Double Eagle Acquisition Corp., a publicly traded special purpose acquisition company (“DEAC”), to sell its North American modular space and portable storage operations to Williams Scotsman Holdings Corp. (“Holdco”), a newly-formed subsidiary of DEAC (the “Transaction”).

The Transaction will be effected through the sale of all of the outstanding shares of Williams Scotsman International, Inc. (“WSII” and together with its subsidiaries, “Williams Scotsman”) to Holdco, at which time, Williams Scotsman will operate independently of ASG (ASG after giving effect to the sale of Williams Scotsman and the other transactions described in this section is hereinafter referred to as the “Remaining Algeco Business”).

Pursuant to the Stock Purchase Agreement, ASG will sell Williams Scotsman for an aggregate purchase price of $1.1 billion, of which $1.0215 billion shall be paid in cash (the “Cash Consideration”) to ASG or used to repay certain indebtedness of ASG (as described in more detail below) and the remaining $78.5 million shall be paid in the form of a 10% common equity interest in Holdco (the “Stock Consideration” and together with the Cash Consideration, the “Purchase Consideration”). ASG will have the right (but not the obligation) to require TDR to purchase all, but not less than all, of the Stock Consideration for $78.5 million at any time during the first twelve months after the closing of the transaction. The Stock Consideration will be exchangeable, at the option of ASG or its permitted transferees, pursuant to the terms of an exchange agreement, for shares of common stock of DEAC.

Prior to completing the Transaction, ASG will conduct a carve-out transaction in its North American business to carve-out certain assets related to the remote accommodation business in the United States and Canada (Target Logistics) from Williams Scotsman and incorporate this division into the Remaining Algeco Business. As a result, the Remaining Algeco Business will consist of all of ASG’s operations in Europe, Asia Pacific and Target Logistics. In connection therewith, Williams Scotsman and DEAC will enter into a transition services agreement with the ASG to ensure the orderly transition of the Williams Scotsman business to DEAC.

Furthermore, on August 21, 2017, and in connection with the Transaction, ASG, and the other parties thereto entered into an amendment to the ABL Revolver to (i) permit the sale of Williams Scotsman to Holdco, (ii) permit the acquisition by ASG of all of the equity interests or all or substantially all of the assets of Iron Horse Ranch, (iii) permit the acquisition by ASG of Touax’s European Modular Division (“Touax”), (iv) reduce the commitments under the US revolving facility provided pursuant to the ABL Revolver to $150.0 million and make a related prepayment under the US revolving facility, (v) repay the Canadian revolving facility provided pursuant to the ABL Revolver and terminate the related Canadian revolver commitment, (vi) reduce the revolving commitments under the Australia/New Zealand revolving facility provided pursuant to the ABL Revolver to $120.0 million and (vii) effect certain other amendments, releases and consents to the ABL Revolver (the “ABL Revolver Amendment”). The closing of the ABL Revolver Amendment is conditional upon, and will occur simultaneously with, the closing of the Transaction.

In connection with the Transaction, ASG estimates that it (i) will repay or will direct WSII to use approximately $635.0 million of the Cash Consideration to prepay certain amounts outstanding under the US revolving facility established pursuant to the ABL Revolver and (ii) will use approximately $38.0 million of the Cash Consideration to prepay in full all amounts outstanding under the Canadian revolving credit facility established pursuant to the ABL Revolver, in each case assuming that the Transaction will close in November 30, 2017.

Immediately following the Transaction, the entities comprising Williams Scotsman will no longer be subsidiaries of ASG. Accordingly, the entities comprising Williams Scotsman will no longer be obligors under, or guarantee any of, the Remaining Algeco Business’s outstanding indebtedness and the liens on the stock and assets of such entities securing the Remaining Algeco Business’s outstanding indebtedness will be released.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

1. Summary of significant accounting policies (Continued)

Through a limited liability company incorporated under the laws of Luxembourg, which is principally owned by an investment fund managed by TDR, TDR holds a majority interest in ASG and is also expected to hold a minority interest in DEAC, following the Transaction. The closing of the Transaction is subject to a number of conditions including the approval of the Transaction by the requisite number of stockholders of DEAC, a financing condition, applicable regulatory clearances and other customary closing conditions. Failure to satisfy any of the aforementioned conditions could result in the Transaction not being completed on a timely basis, or at all. In the event that the Transaction is not consummated by December 19, 2017 (or such other date as is agreed in writing between the parties to the Stock Purchase Agreement), the Stock Purchase Agreement may be terminated by either party. The Stock Purchase Agreement contains customary representations and warranties and provides for limited post-closing indemnification of Holdco regarding certain matters by ASG.

Recently issued accounting standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which prescribes a single comprehensive model for entities to use in the accounting for revenue arising from contracts with customers. The new guidance will supersede virtually all existing revenue guidance under US GAAP and is effective for fiscal years beginning after December 15, 2017. The core principle contemplated by this new standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount reflecting the consideration to which the entity expects to be entitled in exchange for those goods or services. New disclosures about the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers are also required. In April and May 2016, the FASB also issued clarifying updates to the new standard specifically to address certain core principles including the identification of performance obligations, licensing guidance, the assessment of the collectability criterion, the presentation of taxes collected from customers, noncash considerations, contract modifications, and completed contracts at transition.

The Company currently anticipates adopting the new revenue recognition standard using the modified retrospective approach in the fiscal year beginning January 1, 2018. This approach consists of recognizing the cumulative effect of initially applying the standard as an adjustment to opening retained earnings. As part of the modified retrospective approach in the year of adoption, the Company will present comparative periods under legacy GAAP and disclose the amount by which each financial statement line item was affected as a result of applying the new standard and an explanation of significant changes. The Company is currently evaluating the impact that the updated guidance will have on the Company’s financial statements and related disclosures. As part of the implementation process, the Company is holding regular meetings with key stakeholders from across the organization to discuss the impact of the standard on its existing contracts.

The Company is utilizing a bottom-up approach to analyze the impact of the standard on its portfolio of contracts by reviewing the Company’s current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to the Company’s existing revenue contracts. The majority of the Company’s revenue is derived from its leasing activities, which are outside the scope of the new standard. The Company is required to determine stand-alone selling price for the lease and non-lease elements of its transactions in order to ensure that the overall consideration is properly allocated to the lease and non-lease elements of each contract. The Company is finalizing its approach for determining stand-alone selling price for the lease and non-lease elements in its customer contracts and is currently reviewing customer contracts to ensure all terms and conditions that could have an accounting effect under ASC 606 have been properly identified and evaluated. The Company expects to complete its assessment prior to issuance of its 2017 financial statements.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

1. Summary of significant accounting policies (Continued)

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330)—Simplifying the Measurement of Inventory. The standard requires an entity to measure inventory at the lower of cost and net realizable value, except for inventory that is measured using the last-in, first-out method or the retail inventory method. The Company adopted the ASU in the nine months ended September 30, 2017 on a prospective basis with no material impact on the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This guidance revises existing practice related to accounting for leases under Accounting Standards Codification (“ASC”) Topic 840 Leases (ASC 840) for both lessees and lessors. The new guidance requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). While the new standard maintains similar accounting for lessors as under ASC 840, the new standard reflects updates to, among other things, align with certain changes to the lessee model. The new standard will be effective as of the beginning of the fiscal year ending December 31, 2019. Early adoption is permitted. The Company is currently evaluating the impact of the pronouncement on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15 Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The standard is intended to eliminate diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard will be effective for the fiscal year ending December 31, 2018. Early adoption is permitted for all entities. The Company does not believe the pronouncement will have a significant impact on its consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16 Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. The standard is intended to improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. The new standard will be effective for the fiscal year ending December 31, 2018. Early adoption is permitted for all entities. The Company does not believe the pronouncement will have a significant impact on its consolidated financial statements.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

1. Summary of significant accounting policies (Continued)

In January 2017, the FASB issued ASU No. 2017-04 Intangibles—Goodwill and Other Topics (Topic 350): Simplifying the Test for Goodwill Impairment. The standard eliminates the requirement to calculate the implied fair value of goodwill of a reporting unit to measure a goodwill impairment charge. Instead, an impairment charge is recorded based on the excess of a reporting unit’s carrying amount over its fair value. The new standard will be effective for the fiscal year ending December 31, 2021. Early adoption is permitted for all entities for annual and interim goodwill impairment testing dates after January 1, 2017. The Company is currently evaluating the timing of adoption.

2. Inventories

The classification of inventories at the dates indicated below was as follows:

	September 30, 2017	December 31, 2016
Raw materials and consumables	$8,091	$8,937
Finished goods	429	358
	$8,520	$9,295

3. Prepaid Expenses and other current assets

Prepaid expenses and other current assets at the dates indicated below consisted of the following:

	September 30, 2017	December 31, 2016
Prepaid expenses	$4,941	$5,735
Other current assets	5,932	5,051
Interest receivable on notes due from affiliates	16,189	10,042
Receivables due from affiliates	25,847	19,950
	$52,909	$40,778

4. Rental equipment, net

Rental equipment, net at the dates indicated below consisted of the following:

	September 30, 2017	December 31, 2016
Modular space fleet	$1,224,083	$1,171,796
Remote accommodations	300,323	292,712
	1,524,406	1,464,508
Less: accumulated depreciation	(510,543)	(459,991)
Rental equipment, net	$1,013,863	$1,004,517

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

5. Notes due from affiliates

Notes due from affiliates at the dates indicated below consisted of the following:

Debt description	Interest rate	Years of maturity	September 30, 2017	December 31, 2016
Notes due from affiliate	1.1 - 5.0%	2017 - 2021	$337,880	$256,625
Total long-term notes due from affiliates			$337,880	$256,625

Interest income of $9,752 and $7,660 associated with these notes receivable is reflected in interest income in the consolidated statement of comprehensive loss for the nine months ended September 30, 2017 and 2016, respectively. The Company records interest income on notes due from affiliates based on the stated interest rate in the loan agreement. The Company does not charge, and therefore does not defer and amortize, loan origination costs on notes due from affiliates. Interest receivable of $16,189 and $10,042 associated with these notes due from affiliates are reflected in prepaid expenses and other current assets in the consolidated balance sheet at September 30, 2017 and December 31, 2016, respectively.

The Company’s parent, ASG, has the intent and the ability to modify the due dates of the facilities. Classification in the consolidated balance sheets is based on the expectation of when payments will be made.

The fair value of the Company’s Notes due from affiliates was $304.0 million and $247.4 million at September 30, 2017 and December 31, 2016, respectively. The Notes due from affiliates is a level 2 instrument that was valued using similar publicly-traded instruments with a readily-available market value as a proxy.

6. Long-term debt

The carrying value of debt outstanding at September 30, 2017 and December 31, 2016 consisted of the following:

Debt description	Interest rate	Year of maturity	September 30, 2017	December 31, 2016
ABL facility—USD	varies	2018	$616,056	$585,978
ABL facility—CAD	varies	2018	37,143	37,737
Capital lease and other financing obligations			58,974	61,721
Total debt			712,173	685,436
Less: current maturities			(669,576)	(12,151)
Total long-term debt			$42,597	$673,285

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

6. Long-term debt (Continued)

ABL Revolver

ASG, with participating subsidiaries including the Company, maintains a multicurrency asset—based revolving credit facility (the “ABL Revolver”). The ABL Revolver was entered into in October 2012 and was last amended on March 31, 2017 (see Extended ABL Revolver below). At December 31, 2016, the ABL Revolver had a maximum aggregate availability of the equivalent of $1.355 billion. The maximum aggregate availability included $760.0 million and $175.0 million of maximum aggregate US dollar (“USD”) and Canadian dollar (“CAD”) availability, respectively. The amount which could be borrowed was based on a defined formula of available assets, principally tangible assets calculated monthly (the “borrowing base”). The ABL Revolver included certain financial covenants, which consisted of a leverage ratio and a fixed charge coverage ratio, calculated on an ASG level. Prior to the ABL Revolver amendment discussed below, these financial covenants were only subject to monitoring in the event that ASG’s borrowings under the ABL have exceeded 90% of the available facility.

Borrowings under the ABL Revolver bore interest payable on the first day of each quarter for the preceding quarter at a variable rate based on LIBOR or another applicable regional bank rate plus a margin. The margin varied based on the amount of total borrowings under the ABL Revolver with the margin increasing as borrowings increased. At December 31, 2016, that margin was 2.5% and the weighted average interest rate for borrowings under the ABL Revolver was 3.46%. At December 31, 2016, the ABL Revolver required the payment of an annual commitment fee on the unused available borrowings of between 0.375% and 0.5% per annum.

Extended ABL Revolver

On March 31, 2017, the ABL Revolver was amended to provide for a maximum availability of the equivalent of $1.1 billion, with a maturity date of July 10, 2018 and to amend other terms as discussed below. As amended, the maximum availability attributable to the Company includes $740.0 million and $100.0 million of maximum aggregate USD and CAD availability, respectively. The amount which can be borrowed under the ABL Revolver, as amended, is based on the borrowing base and is secured by a first lien on tangible assets which comprise substantially all rental equipment, property, plant and equipment and trade receivables in the US, Canada, the United Kingdom, Australia and New Zealand. At December 31, 2016, the outstanding borrowings under the ABL Revolver were classified as long-term debt as a result of the amendment.

The ABL Revolver, as amended, includes a financial covenant regarding minimum quarterly latest twelve month “Consolidated EBITDA”, as defined in the ABL Revolver, as amended, calculated on an ASG level, but no longer includes the leverage ratio and fixed charge coverage ratio financial covenants discussed above. Additionally, the ABL Revolver, as amended, requires a minimum of $130.0 million of excess availability, and requires minimum cash, on the last day of each month, of $20.0 million with each of these terms being applicable on an ASG level. The ABL and the ABL, as amended, contain restrictions on the payment of dividends by the Company.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

6. Long-term debt (Continued)

Borrowings under the ABL Revolver, as amended, bear interest payable on the first day of each quarter for the preceding quarter at a variable rate based on LIBOR or another applicable regional bank rate plus a margin of 3.75%. At September 30, 2017 the weighted average interest rate for borrowings under the ABL Revolver was 5.11%. The ABL Revolver, as amended, requires the payment of an annual commitment fee on the unused available borrowings of between 0.375% and 0.5% per annum. Letters of credit and bank guarantees carry fees of 3.875% of the outstanding balance and reduce the amount of available borrowings.

The ABL Revolver, as amended, includes a letter of credit sublimit of $100.0 million that is subject to the borrowing capacity. The letter of credit sublimit includes $30.0 million and $15.0 million of USD and CAD sublimits, respectively. Letters of credit and bank guarantees carry fees of 3.875% of the outstanding balance and reduce the amount of available borrowings. At September 30, 2017, the Company had issued letters of credit under the ABL Revolver, as amended, in the amount of $10.5 million.

Borrowings under the ABL Revolver

Certain subsidiaries of the Company are borrowers and guarantors under ASG’s ABL Revolver which matures July 10, 2018. At September 30, 2017 and December 31, 2016, ASG had $865.6 million and $853.2 million outstanding under the ABL Revolver, respectively. The Company has recorded $661.3 million and $628.1 million under the ABL Revolver on its consolidated balance sheet at September 30, 2017 and December 31, 2016, respectively. Remaining debt discounts of $8,126 and $4,359 at September 30, 2017 and December 31, 2016, respectively, are included in the carrying value of debt. The subsidiaries of the Company that are borrowers under the ABL Revolver also guarantee the balance of ASG’s ABL revolver and accordingly have guaranteed $204.3 million and $225.1 million at September 30, 2017 and December 31, 2016, respectively, in addition to amounts recorded on the consolidated balance sheets.

The amounts which the Company can borrow under the ABL Revolver, as amended, are based on defined formulas of available US and Canadian assets, principally tangible assets calculated monthly.

7. Notes due to affiliates

At September 30, 2017, ASG has outstanding $1,170.0 million and €275.0 million of fixed rate senior secured notes due October 15, 2018 (the “Senior Secured Notes”) and $745.0 million of fixed rate senior unsecured notes due October 15, 2019 (the “Senior Unsecured Notes”). In May 2017, $75.0 million of additional 8.5% Senior Secured Notes due October 15, 2018 were issued to a TDR affiliate. These notes bear interest payable semi-annually on April 15th and October 15th. Certain of ASG’s subsidiaries including the Company’s principal US and Canadian subsidiaries guarantee the Senior Secured Notes and the Senior Unsecured Notes. The guarantees of the US and Canadian domiciled guarantors are secured by a second lien on their tangible assets which comprise substantially all rental equipment, property, plant and equipment and trade receivables in the US and Canada.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

7. Notes due to affiliates (Continued)

ASG has distributed its borrowings under the Senior Secured Notes and Senior Unsecured Notes to entities within ASG including the Company through intercompany loans, which are recorded by the Company as notes due to affiliates. Included in the carrying value of amounts due to affiliates are unamortized debt issuance costs of $5,692 and $10,043 at September 30, 2017 and December 31, 2016, respectively, charged by ASG to the Company.

The carrying value of the Company’s intercompany notes, or amounts due to parent, at September 30, 2017 and December 31, 2016 consisted of the following:

Description	Interest rate	Year of maturity	September 30, 2017	December 31, 2016
Note due to affiliate	8.60%	2018	$640,501	$565,501
Note due to affiliate	8.60%	2019	121,782	121,782
Debt issuance costs			(5,692)	(10,043)
Total notes due to affiliates			$756,591	$677,240

Interest expense of $47,918 and $43,739 associated with these notes payable is reflected in interest expense in the consolidated statement of comprehensive loss for the nine months ended September 30, 2017 and 2016, respectively. Interest on the notes payable is payable on a semi-annual basis. Accrued interest of $40,610 and $24,682 associated with these notes payable is reflected in accrued interest in the consolidated balance sheet at September 30, 2017 and December 31, 2016, respectively.

The Company’s parent, ASG, has the intent and the ability to modify the due dates of the facilities. Classification in the consolidated balance sheets is based on the expectation of when payments will be made.

The fair value of the Company’s Notes due to affiliates was $685.7 million and $581.8 million at September 30, 2017 and December 31, 2016, respectively. The Notes due to affiliates is a level 2 instrument that was valued using similar publicly-traded instruments with a readily-available market value as a proxy.

8. Income taxes

The Company recorded income tax benefit of $9.6 million and $5.5 million for the nine months ended September 30, 2017 and 2016, respectively. The Company’s tax benefit increase during the nine months ended September 30, 2017 as compared to the same period in 2016 was primarily due to an increase in pre-tax losses. The Company’s effective tax rate for the nine months ended September 30, 2017 and 2016 was 29.0% and 49.9%, respectively.

The Company’s effective tax rate for the nine months ended September 30, 2017 was lower than the statutory tax rate primarily because of unfavorable permanent differences which consist of non-deductible stewardship, non-deductible deferred financing fees and non-deductible monitoring fees. In addition, foreign currency gains for the nine months ended September 30, 2017 are recorded discretely at the Company’s statutory rate, which reduced the effective tax rate.

The Company’s effective tax rate for the nine months ended September 30, 2016 was higher than the statutory tax rate primarily because of a benefit recognized on an uncertain tax position. Foreign currency losses for the nine months ended September 30, 2016 are recorded discretely at the Company’s statutory rate which increased the effective tax rate.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

8. Income taxes (Continued)

The Company accounts for uncertain tax positions pursuant to the recognition and measurement criteria under ASC 740, Income Taxes. The Company does not have any uncertain tax positions for which it is reasonably possible that the amount of unrecognized tax benefits will significantly increase or decrease within the next twelve months.

9. Fair value measures

Fair value measures

The fair value of financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The Company utilizes the suggested accounting guidance for the three levels of inputs that may be used to measure fair value:

Level 1—Observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2—Observable inputs, other than Level 1 inputs in active markets, that are observable either directly or indirectly; and

Level 3—Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions

The Company has assessed that the fair value of cash and short-term deposits, trade receivables, trade payables, capital lease liabilities, other current liabilities and other debt approximate their carrying amounts largely due to the short-term maturities of these instruments.

The following table shows the carrying amounts and fair values of financial assets and liabilities, including their levels in the fair value hierarchy:

September 30, 2017	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3
Financial liabilities not measured at fair value
ABL facility	$653,199	$—	$661,326	$—
Total	$653,199	$—	$661,326	$—

December 31, 2016	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3
Financial liabilities not measured at fair value
ABL facility	$623,715	$—	$628,074	$—
Total	$623,715	$—	$628,074	$—

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

9. Fair value measures (Continued)

ABL Revolver

The fair value of the Company’s ABL Revolver is primarily based upon observable market data such as market interest rates.

Notes due from affiliates and Note due to Affiliates

The fair value of the notes due from affiliates and the notes due to affiliates is discussed in further detail in Notes 5 and 7.

Contingent consideration

In connection with its acquisition of Target Logistics Management, LLC (“Target Logistics”), the Company entered into an earnout agreement (the “Earnout Agreement”), which provides for contingent consideration (the “Target Earnout”) to the former owners of Target Logistics. The contingent consideration under the Earnout Agreement is dependent on cumulative value creation over the years between the acquisition and an exit event, as defined in the Earnout Agreement. Amounts payable under the Earnout Agreement upon an exit event are to be paid in shares of Holdings if such cumulative value creation goals are achieved. At September 30, 2017 and December 31, 2016, the value of the Target Earnout liability was estimated to be zero.

The Target Earnout is based on the future amounts of EBITDA and capital expenditures of Target Logistics and the future EBITDA exit multiple value of Target Logistics or the Company at an exit event. The Company re-evaluated the weighting of the alternate types of exit events, as defined in the Target Earnout, which is the primary cause for the fair value of zero for the contingent consideration at September 30, 2017 and December 31, 2016.

10. Restructuring

The Company incurred costs associated with restructuring plans designed to streamline operations and reduce costs of $3,697 and $2,019 net of reversals, during the nine months ended September 30, 2017 and September 30, 2016, respectively.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

10. Restructuring (Continued)

The following is a summary of the activity in our restructuring accruals for nine months ended September 30, 2017 and the year ended December 31, 2016:

	Employee termination costs	Lease termination costs	Consolidated
Balance at December 31, 2015	$2,055	$—	$2,055
Charges during the period	2,810	—	2,810
Cash payments during the period	(3,092)	—	(3,092)
Foreign currency & other	20	—	20
Balance at December 31, 2016	1,793	—	1,793
Charges during the period	2,514	1,183	3,697
Cash payments during the period	(1,832)	(1,183)	(3,015)
Foreign currency and other	15	—	15
Balance at September 30, 2017	$2,490	$—	$2,490

The 2017 restructuring charges relate primarily to two plans: the severance and the facility termination costs related to the relocation of the US remote accommodations headquarters and a downsize in corporate employees which consists of employee termination costs. As part of the corporate restructuring plan, certain employees were required to render future service in order to receive their termination benefits. The termination costs associated with these employees will be recognized over the period from the date of communication of termination to the employee to the actual date of termination. The Company will recognize additional costs during 2017 as it finalizes previous estimates and actions in connection with these plans. The restructuring plan for the US remote accommodation business is expected to be substantially completed by December 31, 2017. The corporate restructuring plan is expected to be substantially completed by the first quarter of 2019.

Segments

The $3,697 of restructuring charges for the nine months ended September 30, 2017 includes: $1,573 of charges pertaining to the Remote Accommodations segment; $247 of charges pertaining to the Modular—US segment; $17 of charges pertaining to the Modular—Other North America segment; and $1,860 of charges pertaining to Corporate.

The $2,019 of restructuring charges for the nine months ended September 30, 2016 includes: $240 of charges pertaining to the Modular—US segment; $140 of charges pertaining to the Modular—Other North America segment; and $1,639 of charges pertaining to Corporate.

The segments of the Company are discussed in further detail in Note 14.

11. Long-term incentive plans

ASG maintains a management incentive plan (the “Plan”), which includes participants who are employees or former employees of the Company. Participants in the Plan received shares of Algeco Scotsman Management S.C.A. (“ASM”), a subsidiary of Holdings outside of ASG. Other than the potential payout described below, holders of shares of ASM have no rights.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

11. Long-term incentive plans (Continued)

Participants in the Plan are entitled to a payout, the amount of which depends on the enterprise value (“EV”) of ASG at a sale (of all equity securities or substantially all assets), listing or liquidation (“Exit”). The payout increases as the EV increases and is payable in either cash or shares depending on the level of EV. The share-based payment awards under the Plan are considered to contain both service conditions, as a result of vesting requirements over three or four years, and performance conditions and the performance conditions would not be considered probable until an Exit occurs. Therefore, the Company has not recognized any compensation expense related to the Plan in the consolidated financial statements.

In June 2014, ASG implemented a long term cash incentive plan (“LTCIP”) for active employees who participate in the Plan. The LTCIP is a cash award plan with annual allocations to a bonus pool based on the annual performance of ASG and is payable, in certain circumstances, on an Exit which, for purposes of the LTCIP does not include a liquidation. Participants vest over a four-year period beginning with the effective date of their award and fully vest at an Exit, if an Exit occurs prior to the completion of vesting. At an Exit, a participant will receive the higher of the award under the Plan or the LTCIP. Payment will be made under the Plan first with any additional amount, if applicable, paid from LTCIP. Any amounts payable under the LTCIP are payable in cash. The awards under the LTCIP are considered to contain both service and performance conditions and the performance conditions would not be considered probable until an Exit occurs. Therefore, the Company has not recognized any compensation expense related to the LTCIP in its consolidated financial statements.

The estimated fair value of the payout, based upon the estimated EV of ASG, under the Plan and the LTCIP upon an Exit that would be associated with the Company’s participants was $31,673 and $28,176 at September 30, 2017 and December 31, 2016, respectively.

12. Equity

Common Stock

The Company has 1,275 shares of common stock issued and outstanding, out of 2,000 shares of common stock authorized to be issued.

All, or in certain cases a majority, of the issued and outstanding shares of the Company and each of its subsidiaries are pledged to secure obligations under the ABL Revolver, as amended, and Senior Secured Notes.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

12. Equity (Continued)

Accumulated other comprehensive loss

Accumulated other comprehensive loss at the dates indicated below consisted of the following:

	September 30, 2017	December 31, 2016
Accumulated other comprehensive loss, net of tax:
Foreign currency translation adjustment	$(48,014)	$(56,928)

There were no amounts reclassified from accumulated other comprehensive loss into consolidated net loss for the nine months ended September 30, 2017 and 2016.

13. Commitments and contingencies

The Company is involved in various lawsuits or claims in the ordinary course of business. Management is of the opinion that there is no pending claim or lawsuit which, if adversely determined, would have a material effect on the Company’s financial condition, results of operations or cash flows.

14. Segment Reporting

The Company operates in two principal lines of business; modular leasing and sales, and remote accommodations which are managed separately. The remote accommodations business in North America (“Remote Accommodations”) is considered a single operating segment. Modular leasing and sales is comprised of two operating segments: US and other North America. The US modular operating segment (“Modular—US”) is comprised of the US (excluding Alaska). The other North America operating segment (“Modular—Other North America”) is comprised of: Canada (including Alaska) and Mexico. Corporate and other includes eliminations of costs and revenue between segments and the costs of certain corporate functions not directly attributable to the underlying segments. Total assets for each reportable segment are not available because the Company utilizes a centralized approach to working capital management.

The Company evaluates business segment performance on Adjusted EBITDA, which excludes certain items as described in the reconciliation of WSII’s consolidated net loss before tax to Adjusted EBITDA reconciliation below. Management believes that evaluating segment performance excluding such items is meaningful because it provides insight with respect to intrinsic operating results of the Company.

The Company also regularly evaluates gross profit by segment to assist in the assessment of the operational performance of each operating segment. The Company considers Adjusted EBITDA to be the more important metric because it more fully captures the business performance of the segments, inclusive of indirect costs.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

14. Segment Reporting (Continued)

The following tables set forth certain information regarding each of the Company’s reportable segments for the nine months ended September 30, 2017 and 2016:

	Nine months ended September 30, 2017
	Modular—US	Modular— Other North America	Remote Accommodations	Corporate & other	Consolidated
Revenues
Leasing and services revenue:
Modular leasing	$192,587	$25,124	$—	$(450)	$217,261
Modular delivery and installation	60,451	6,132	—	(3)	66,580
Remote accommodations	—	—	95,332	—	95,332
Sales:
New units	21,630	2,861	—	—	24,491
Rental units	14,634	2,675	1,522	(81)	18,750
Total revenues	289,302	36,792	96,854	(534)	422,414
Costs
Cost of leasing and services:
Modular space leasing	55,713	5,981	—	—	61,694
Modular space delivery and installation	58,612	5,792	—	—	64,404
Remote accommodations	—	—	41,883	(524)	41,359
Cost of sales:
New units	15,172	2,240	—	(10)	17,402
Rental units	8,240	1,827	885	—	10,952
Depreciation on rental equipment	44,030	9,173	18,195	—	71,398
Gross profit	$107,535	$11,779	$35,891	$—	$155,205
Adjusted EBITDA	$79,189	$8,586	$43,981	$(9,673)	$122,083
Other selected data
Selling, general and administrative expense	$72,464	$12,393	$9,838	$15,653	$110,348
Other depreciation and amortization	$3,937	$755	$3,763	$1,044	$9,499
Capital expenditures for rental fleet	$72,105	$3,705	$6,466	$—	$82,276

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

14. Segment Reporting (Continued)

	Nine months ended September 30, 2016
	Modular—US	Modular— Other North America	Remote Accommodations	Corporate & other	Consolidated
Revenues
Leasing and services revenue:
Modular leasing	$176,929	$38,071	$—	$(574)	$214,426
Modular delivery and installation	57,801	5,836	—	—	63,637
Remote accommodations	—	—	122,363	—	122,363
Sales:
New units	26,447	2,455	—	—	28,902
Rental units	13,697	2,895	—	—	16,592
Total revenues	274,874	49,257	122,363	(574)	445,920
Costs
Cost of leasing and services:
Modular space leasing	51,258	5,479	—	—	56,737
Modular space delivery and installation	53,676	5,089	—	—	58,765
Remote accommodations	—	—	40,937	—	40,937
Cost of sales:
New units	18,613	1,791	—	(535)	19,869
Rental units	5,641	2,101	—	(39)	7,703
Depreciation on rental equipment	41,507	9,090	29,989	—	80,586
Gross profit	$104,179	$25,707	$51,437	$—	$181,323
Adjusted EBITDA	$76,807	$21,029	$69,676	$(11,525)	$155,987
Other selected data
Selling, general and administrative expense	$68,879	$13,777	$11,749	$19,478	$113,883
Other depreciation and amortization	$4,749	$854	$3,774	$1,240	$10,617
Capital expenditures for rental fleet	$43,002	$2,910	$1,614	$—	$47,526

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

14. Segment Reporting (Continued)

The following table presents a reconciliation of WSII’s consolidated loss before income tax to Adjusted EBITDA:

	Nine months ended September 30,
	2017	2016
Loss before income tax	$(34,062)	$(11,159)
Interest expense	86,748	71,922
Interest income	(9,752)	(7,660)
Depreciation and amortization	80,897	91,203
Currency (gains) losses, net	(12,875)	5,803
Change in fair value of contingent consideration	—	(4,581)
Restructuring costs	3,697	2,019
Other expense	7,430	8,440
Adjusted EBITDA	$122,083	$155,987

Assets related to our reportable segments include the following:

	Modular—US	Modular—Other North America	Remote Accommodations	Corporate & other	Consolidated
As of September 30, 2017:
Goodwill	$—	$61,226	$—	$—	$61,226
Other intangibles, net	$—	$—	$25,375	$125,000	$150,375
Rental equipment, net	$645,988	$187,326	$180,549	$—	$1,013,863
As of December 31, 2016:
Goodwill	$—	$56,811	$—	$—	$56,811
Other intangibles, net	$—	$—	$28,523	$125,000	$153,523
Rental equipment, net	$631,643	$183,255	$189,619	$—	$1,004,517

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

15. Related parties

The related party balances included in the Company’s consolidated balance sheet at the dates indicated below consisted of the following:

Description	Financial statement Line Item	September 30, 2017	December 31, 2016
Receivables due from affiliates	Prepaid Expenses and other current assets	$25,847	$19,950
Interest receivable on notes due from affiliates	Prepaid Expenses and other current assets	16,189	10,042
Notes due from affiliates	Notes due from affiliates	337,880	256,625
Loans to employees	Other non-current assets	3,652	—
Amounts due to affiliates	Accrued liabilities	(2,176)	(961)
Accrued interest on notes due to affiliates	Accrued interest	(40,610)	(24,682)
Long-term notes due to affiliates, excluding unamortized debt issuance costs	Long-term notes due to affiliates	(762,283)	(687,283)
Total related party liabilities, net		$(421,501)	$(426,309)

The related party transactions included in the Company’s consolidated statement of comprehensive loss for the nine months ended September 30 consisted of the following:

		Nine months ended September 30,
Description	Financial statement line item	2017	2016
Revenue on transactions with affiliates	Remote accommodations revenue	$(212)	$—
Costs on transactions with affiliates	Remote accommodations cost	1,539	—
Management fees and recharge (income) expense on transactions with affiliates	Selling, general & administrative expenses	(1,542)	$(1,747)
Interest income on notes due from affiliates	Interest income	(9,752)	(7,660)
Interest expense on notes due to affiliates	Interest expense	47,918	43,739
Total related party expenses, net		$37,951	$34,332

Additionally, the Company had capital expenditures of rental equipment purchased from related party affiliates of zero and $482 for the nine months ended September 30, 2017 and 2016, respectively.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (unaudited) (Continued)

(in thousands, unless stated otherwise)

16. Subsequent events

Issuance of senior secured notes by ASG

On October 17, 2017, ASG entered into a notes indenture (the “Indenture”) with an affiliate (the “Holder”) of TDR pursuant to which ASG issued $72.0 million of 8.5% senior secured notes (the “Notes”) to the Holder. The Notes will be due on the earlier of (i) October 15, 2018 and (ii) the date, notified by ASG to the Holders, which is no later than the 15th Business Day after closing of the sale by AS Holding or any of its affiliates of all of the capital stock of its North American modular space and portable storage operations. The Notes bear interest, payable semi-annually. The Indenture contains covenants and events of default similar to those of the indenture governing the Senior Secured Notes, entered into by, among others, Algeco Scotsman Global Finance plc, a subsidiary of ASG, and dated as of October 11, 2012. The Indenture also includes a covenant by ASG to use commercially reasonable efforts to complete, within 45 calendar days of a request to ASG from holders of not less than a majority in aggregate principal amount of the then outstanding Notes, (i) the accession of Algeco Scotsman Global Finance plc and the guarantors of the Senior Secured Notes, which includes the Company and certain of its subsidiaries, to the Indenture as guarantors, and (ii) the execution of substantially the same security documents (as amended for structure) as entered into for the issuance of the additional Senior Secured Notes in May 2017.

Subsequent events evaluation

The Company has evaluated subsequent events through November 13, 2017, the date of issuance of these financial statements, and determined that, other than those matters disclosed above, no subsequent events had occurred that would require recognition or disclosure in its interim consolidated financial statements as of and for the nine months ended September 30, 2017.